Exhibit (h5)

AMENDMENT TO ADMINISTRATION AGREEMENT

(Aberdeen Investment Funds)

This Amendment to Sub-Administration Agreement (the “Amendment”) is made as of June 1, 2020, by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each management investment company identified on Schedule A hereto (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Administrator and the Funds entered into an Administration Agreement dated as of October 1, 2011 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, the Administrator and the Funds desire to amend the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.            Amendment to Agreement.

(a)            Section 5 of the Agreement (Sub-Administration Services) is hereby amended to delete subsection k. (Fund Administration Blue Sky Services) in its entirety and replace it with “Reserved.”

(b)           Schedule B5 of the Agreement (Notice Filing with State Securities Administrators) is deleted in its entirety and replaced with “Reserved”.

2.            Miscellaneous.

(a)           Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

each management investment company identified on Schedule A hereto

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

ADMINISTRATION AGREEMENT

Schedule A

Listing of Funds and Classes of Shares

Fund	Classes of Shares

Aberdeen Investment Funds (formerly Artio Global Investment Funds)

Aberdeen Select International Equity Fund

Aberdeen Global Equity Impact Fund (formerly Aberdeen Select International Equity Fund II)

Aberdeen Total Return Bond Fund

Aberdeen Global High Income Fund

Class A and Institutional Class

Information Classification: Limited Access